Exhibit 99.1

Contact:	Patrick J. Sullivan, Chairman, President, & CEO
Anne Rivers, Investor Relations
Jeff Keene, Healthcare Media
Cytyc Corporation: 978-266-3010
www.cytyc.com

Brad Hayes
LabCorp: 336-436-4602

Stephanie Carrington
Media: Greg Tiberend
The Ruth Group: 646-536-7029

Shanti Skiffington/Wendy Williams
Schwartz Communications: 781-684-0770

FOR IMMEDIATE RELEASE

CYTYC ANNOUNCES MULTI-YEAR AGREEMENT WITH LABCORP

FOR THINPREP® IMAGING SYSTEM

Boxborough, Mass, October 18, 2004 – Cytyc Corporation (Nasdaq: CYTC) today announced a multi-year agreement with Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) to place its ThinPrep® Imaging System in LabCorp facilities and to extend its existing contract for the ThinPrep® Pap Test. Over the term of the contract, LabCorp intends to implement this state-of-the-art cervical cancer screening instrument throughout its extensive system of laboratories.

“As a national clinical laboratory and a leader in our industry, we are very experienced at introducing innovative new technologies, and expanding physician access to the latest scientific and technological advances in laboratory medicine,” said Myla Lai-Goldman, M.D., executive vice president, medical director and chief scientific officer. “After a very thorough evaluation of Cytyc’s ThinPrep Imaging System, we believe this important new technology will help us continue to provide the highest quality clinical services possible.”

“LabCorp has established itself as a leader in diagnostic testing because of its focus on innovation and clinical excellence,” said Patrick J. Sullivan, Cytyc’s chairman, president, and chief executive officer. “We take pride in our continuing partnership with LabCorp and look forward to working together to implement imaging-directed cytology, the next generation of cervical cancer screening.”

The ThinPrep Imaging System is the first fully integrated, interactive computer system that assists cytotechnologists and pathologists in the primary screening and diagnosis of ThinPrep Pap Test slides. The ThinPrep Imaging System combines revolutionary imaging technology with human interpretive expertise to improve cervical cancer screening efficiency and performance.

About LabCorp

Laboratory Corporation of America® Holdings is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $2.9 billion in 2003, approximately 23,000 employees nationwide, and more than 220,000 clients, LabCorp offers over 4,400 clinical assays ranging from blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, in Research Triangle Park, NC; National Genetics Institute, Inc. in Los Angeles, CA; ViroMed Laboratories, Inc. based in Minneapolis, MN; The Center for Esoteric Testing in Burlington, NC; and DIANON Systems, Inc. based in Stratford, CT. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our Web site at: www.LabCorp.com.

About Cytyc Corporation

Cytyc Corporation is a leading medical device company that designs, develops, manufactures, and markets innovative and clinically effective products primarily focused on women’s health. Cytyc products cover a range of women’s health applications, including cervical cancer screening, breast cancer risk assessment, and treatment of excessive menstrual bleeding. The ThinPrep® System is the most widely used method for cervical cancer screening in the United States. The ThinPrep System consists of the ThinPrep® 2000 Processor, ThinPrep® 3000 Processor, ThinPrep® Imaging System, and related reagents, filters, and other supplies. The ThinPrep System also provides the platform from which the Company has launched its expansion into breast cancer risk assessment with the FirstCyte® Breast Test. Cytyc Surgical Products, a wholly owned subsidiary of Cytyc Corporation, manufactures and markets the NovaSure® Impedance Controlled Endometrial Ablation System, or the NovaSure® System, an innovative endometrial ablation device to treat menorrhagia, or excessive menstrual bleeding. Website: www.cytyc.com

Cytyc is traded on The Nasdaq Stock Market under the symbol CYTC. Cytyc, ThinPrep, FirstCyte, and NovaSure are registered trademarks of Cytyc Corporation.

Forward-looking statements in this press release are made pursuant to the provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements relating to the Company’s financial condition, operating results and future economic performance, and management’s expectations regarding future growth opportunities, product acceptance and business strategy, constitute forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from those statements. Risks and uncertainties include, among others, dependence on key personnel and proprietary technology, uncertainty of product development efforts, product acceptance, management of growth, risks associated with litigation and the effective integration of acquired businesses and technologies, competition and competitive pricing pressures, risks associated with the FDA regulatory approval processes and any healthcare reimbursement policies, and other risks detailed in the Company’s filings with the Securities and Exchange Commission, included under the heading “Certain Factors Which May Affect Future Results” in its 2003 Annual Report on Form 10-K and its most recent Quarterly Report on Form 10-Q filed with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

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